FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA OCT 22 1999 NO. C2935-81

/s/ Dean Heller

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DEAN HELLER,

SECRETARY OF STATE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF STRACHAN, INC.

The undersigned, being the President and Secretary of Strachan, Inc., a Nevada corporation (hereinafter referred to as the "Corporation"), having been authorized to execute these Amended and Restated Articles of Incorporation, hereby certifies to the Secretary of State of the State of Nevada that: FIRST: The Corporation desires to amend and restate its Articles of Incorporation as currently in effect as hereinafter provided. SECOND: The provisions set forth in these Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto. These Amended and Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation, as amended to the date hereof. THIRD: The Board of Directors duly adopted and declared the advisability of the Amended and Restated Articles of Incorporation. FOURTH: Shareholders of the Corporation holding 450,000 of the 460,000 outstanding shares (97.83%) of the Corporation's common stock approved and adopted the amendments contained in the Amended and Restated Articles of Incorporation by written consent dated October 4, 1999. FIFTH: The Articles of Incorporation of the Corporation, as amended and restated, are set forth on Exhibit A attached hereto.

/s/ Gregory F. Martini

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Gregory F. Martini, President and Secretary